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                                                                      EXHIBIT 99

                              FOR IMMEDIATE RELEASE

                        CHICAGO, ILLINOIS  APRIL 18, 1997


          M T Financial Group, Inc. of Chicago, Illinois and Photogen L.L.C. of Knoxville, Tennessee today jointly announced the signing of a Plan and Agreement of Recapitalization and Merger for the combination of the two companies.

          M T Financial is currently controlled by Theodore Tannebaum.
Mr. Tannebaum and Robert J. Weinstein, M.D., formerly Chairman and President, respectively, of Chicago-based HMO America which was acquired in 1993 by United HealthCare, will be associated with the Company after the closing. The Company will provide $3 million of first round financing to continue development of Photogen's technology. M T Financial has been an inactive public company seeking an acquisition since Mr. Tannebaum gained control of it in late 1994.

          Photogen, recently organized by a group of scientists associated with the Oak Ridge National Laboratory, Oak Ridge, Tennessee, is attempting to develop proprietary laser-based technologies to enhance the safety and efficacy of photodynamic therapy (PDT) and photodynamic imaging for the diagnosis and treatment of cancer and infectious diseases. Photogen's technology consists of two inventions covered by patent applications pending with the United States Patent and Trademark Office.

          PDT has been used successfully in the treatment of cancers for some time. A June 10, 1996 article in BUSINESS WEEK entitled "A Ray of Hope for Cancer Patients" reported the use of PDT to successfully treat a patient with a cancerous esophageal tumor. The patient took Photofrin, a photoactive drug that accumulates in cancerous cells. Three days later, the physician exposed the tumor to low-power red laser light for one-half hour. This light triggered a reaction that destroyed the cancer cells without burning surrounding tissue. As that article reported, Japanese clinical trials of PDT using Photofrin produced "complete remission in 90% of patients with [early lung] cancer and in more than 80% of those with early stage esophagus, stomach and cervix cancers."

          Because current laser activation systems for photodynamic pharmaceuticals cannot penetrate very deeply through the skin or have the energy confined to the focus of the laser beam, PDT has to date been limited for the most part to the treatment of topical or easily accessible cancers. Many internal organs and muscle tissue can not be reached, except by invasive surgical procedures. Photogen scientists have demonstrated the ability to focus laser light in phantom tissue at a depth of up to 4 cm, and believe that efficacy at greater depths may be attainable. Photogen's technology extends PDT into deep tissue without surgery, by using a specially-designed laser operating in a certain part of the spectrum. Laser light at these wavelengths is believed capable of penetrating deeply into living tissue, activating photoactive drugs and imaging agents. The ability

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to extend the range of PDT beyond topical and intra-cavitary applications will dramatically increase the number of cancer sites which can be treated with light-activated drugs.

          Photogen scientists are also attempting to develop laser-based imaging systems capable of producing high resolution three-dimensional diagnostic images. Unlike conventional imaging techniques, which detect differences in tissue density, Photogen's imaging systems will employ light-activated imaging agents to detect diagnostically significant features at the cellular level. Because no ionizing radiation is used, this procedure can be administered as often as desired without harmful effect.

          Since Photogen's PDT methods are compatible with existing FDA-approved drugs like 8-methoxypsoralen and Photofrin, initial human testing will focus on applications that can be addressed with such agents. In order to minimize risk and reduce time to market, Photogen intends to pursue strategic alliances with the manufacturers of these and other photoactive pharmaceuticals and imaging agents, as well as developers and manufacturers of medical lasers and medical imaging systems.

          The business combination of M T Financial and Photogen is expected to close in approximately 30 days; however, the closing is subject to typical closing conditions including completion of due diligence and shareholder approval. In the transaction, M T Financial will change its name to Photogen Technologies, Inc. and become the holding company of Photogen, Inc., a newly-formed operating company which will hold the Photogen technology after the closing. Photogen, Inc. will employ Dr. Eric A. Wachter, Ph.D., Dr. Walter G. Fisher, Ph.D., Dr. Craig Dees, Ph.D., the three inventors of the technology, as research scientists, and John Smolik, its current CEO, as President and CEO of the holding company and Photogen, Inc. (See their attached biographies).

          The transaction will result in a change of control of M T Financial. At closing, there will be 36 million shares of common stock outstanding, of which Mr. Tannebaum, Dr. Weinstein and several other Chicago investors will own approximately 11 million shares (30%), the Photogen group will own 24 million shares (67%) and the public (approximately 450 shareholders) will own approximately 1 million shares (3%). The Company's five-man board of directors will include: John Smolik, the three inventors (Drs. Wachter, Fisher and Dees) and Dr. Weinstein. Unanimous board approval will be required for all extraordinary transactions.

          The statements in this press release that relate to the description of Photogen's business are forward looking statements. Such forward looking statements involve risks and uncertainties relating to, without limitation, the issuance of Letters Patent in the United States and worldwide covering the Company's principal claims in its pending patent applications, the demonstration of safety and efficacy of Photogen's technology in animal and human models, and receipt of appropriate regulatory approvals from the U.S. Food and Drug Administration and other agencies. While the Company is optimistic about receiving patent protection in the United States and in the industrialized countries of the world regarding its

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principal claims and in overcoming the risks referred to above, no assurance of such results can be made at this time.

          Completing human testing and seeking FDA licensure of therapeutic and diagnostic modalities is expected to take considerably longer than a year and will require substantial additional financing or contributions from strategic partners, perhaps as much as $50 million. While the Company is guardedly optimistic about achieving these goals, it cannot, however, provide assurances that it will successfully achieve these goals or the commercial development of its technology in the foreseeable future. The Company's success in the commercialization of its technology must at this time be deemed speculative.

          For further information regarding Photogen, please call John Smolik at 423/482-3671; and regarding M T Financial, please call Theodore Grippo, the Company's counsel at 312/704-7720.

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                            BIOGRAPHICAL INFORMATION


     DR. ERIC A. WACHTER has a Ph.D. in chemistry from the University of Wisconsin-Madison, 1988; a B.S. in chemistry (cum laude) in the honors program, Indiana University, Bloomington, 1984. Dr. Wachter is a physical-analytical chemist who is competent in the fields of biochemistry, optical spectroscopy and instrumentation research and development. He has numerous technical publications in these fields along with two U.S. Patents, numerous pending patent applications and numerous patent disclosures. Dr. Wachter's primary fields of expertise are in non-invasive detection of trace compounds and signal analysis for high precision detection of labelled materials in a complex background matrix.

     DR. WALTER G. FISHER has a Ph.D. in chemistry from Purdue University, 1992; a B.S. in chemistry from the University of Cincinnati in 1985. Dr. Fisher is a physical-analytical chemist who is competent in the related fields of molecular spectroscopy, non-lineal laser physics and photochemistry. He has a number of technical publications in three fields with one issued U.S. Patent, several pending patent applications and patent disclosures. He has pioneered development of new laser methods for ultra-sensitive detection of tagged molecules and has helped develop the fundamental theory and practice of chemical physics for transient excited-state compounds.

     DR. CRAIG DEES has Ph.D. in molecular biology from the School of Veterinary Medicine, University of Wisconsin-Madison, 1984; an M.S. in immunology, School of Veterinary Medicine, Auburn University, 1984; a B.S. in microbiology, Brigham Young University, 1974. Dr. Dees is a molecular biologist who is competent in the related fields of molecular virology, microbiology, immunology and biochemistry. He has many technical publications in these fields, patents and numerous patent disclosures. Dr. Dees has extensive experience (over 10 years) in licensing products related to Photogen's inventions, regulatory affairs required in the release of products related to Photogen's inventions, analyses of marketing potential and technical transfer of commercial products to the market place. Dr. Dees has made several preeminent technical contributions to the commercial introduction of biotechnology-derived products for diagnostic assays and vaccines into the market place. He has also made significant contributions to federal law regulating introduction of biotechnology derived products.

     JOHN T. SMOLIK has an MBA from the University of Connecticut, 1976; a B.S., chemical engineering, University of Washington, 1971. Mr. Smolik has over 25 years of experience in pharmaceutical, medical diagnostic and industrial enzyme businesses. He also brings broad-based skills in general management, corporate development, manufacturing, engineering, process development, regulatory affairs and quality management. Mr. Smolik is one of the founders of Genencor International Inc. and Genace L.L.C.